Filed Pursuant to Rule 424b2
Registration No. 333-210556

A filing fee of $100,700, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this prospectus supplement and the accompanying prospectus from the registration statement filed September 28, 2016. This paragraph shall be deemed to update the "Calculation of Registration Fee" table in the registration statement referred to above.

Prospectus Supplement

(To Prospectus Dated September 28, 2016)

$1,000,000,000

DTE Energy Company

2016 Series D 1.50% Senior Notes due 2019

2016 Series E 2.85% Senior Notes due 2026

We are offering $400,000,000 of our 2016 Series D 1.50% Senior Notes due 2019 and $600,000,000 of our 2016 Series E 2.85% Senior Notes due 2026. We will pay interest on the 2019 Notes on April 1 and October 1 of each year beginning April 1, 2017 at the rate of 1.50% per year and we will pay interest on the 2026 Notes on April 1 and October 1 of each year beginning April 1, 2017 at the rate of 2.85% per year.

The 2019 Notes will mature on October 1, 2019 and the 2026 Notes will mature on October 1, 2026. We may redeem the notes at our option, in whole or in part, at any time at the redemption prices set forth in this prospectus supplement. In addition, the 2026 Notes may be subject to special mandatory redemption if the Transaction described herein is not completed by June 1, 2017 or is terminated, and may also be subject to special redemption at our option if we determine the Transaction will not occur by such day, in each case, as described herein. There is no sinking fund for the notes. The notes will be unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

We do not intend to apply for a listing of the notes on any securities exchange or automated quotation system.

Investment in the notes involves risks. You should read carefully this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” that begins on page S-6 of this prospectus supplement, which describes some of these risks.

	Price to Public	Underwriting Discount	Proceeds to Us Before Expenses
Per 2019 Note	99.875%	0.350%	99.525%
Total for 2019 Notes	$399,500,000	$1,400,000	$398,100,000
Per 2026 Note	99.897%	0.650%	99.247%
Total for 2026 Notes	$599,382,000	$3,900,000	$595,482,000

Interest on the notes will accrue from the date of original issuance. Purchasers of the notes must pay the accrued interest if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes, in book-entry form only, will be made on or about October 5, 2016.

Joint Book-Running Managers for the 2019 Notes

Wells Fargo Securities	BNY Mellon Capital Markets, LLC	MUFG

Joint Book-Running Managers for the 2026 Notes

Wells Fargo Securities	Barclays	BofA Merrill Lynch	Scotiabank

Citigroup		J.P. Morgan

Senior Co-Managers for the 2026 Notes

BNP PARIBAS	BNY Mellon Capital Markets, LLC	Fifth Third Securities

KeyBanc Capital Markets	Mizuho Securities	MUFG	TD Securities

UBS Investment Bank

Co-Managers for the 2026 Notes

Comerica Securities	SunTrust Robinson Humphrey	US Bancorp

The date of this prospectus supplement is September 29, 2016.

This prospectus supplement and the accompanying prospectus and any free writing prospectus that we file with the Securities and Exchange Commission (“SEC”) contain and incorporate by reference information you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate only as of its date. DTE Energy’s business, financial condition, results of operations and prospects may have changed since such date. To the extent that the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement.

References in this prospectus supplement to “DTE Energy,” “we,” “us,” or “our” refer to DTE Energy Company and its consolidated subsidiaries.

Prospectus Supplement

Prospectus

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or the date of any document incorporated by reference.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables as described in our public filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 which are incorporated by reference herein.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important information about DTE Energy Company and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

DTE Energy Company

DTE Energy Company (“DTE Energy”) is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, DTE Electric Company (“DTE Electric”) and DTE Gas Company (“DTE Gas”). We also have non-utility operations that are engaged in a variety of energy related businesses.

DTE Electric is a Michigan public utility engaged in the generation, purchase, distribution and sale of electricity to approximately 2.2 million customers in southeastern Michigan.

DTE Gas is a Michigan public utility engaged in the purchase, storage, transmission, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

Our non-utility operations consist primarily of Gas Storage and Pipelines, Power and Industrial Projects and Energy Trading. Gas Storage and Pipelines controls two natural gas storage fields, intrastate lateral and intrastate gathering pipeline systems, and has ownership interests in two interstate pipelines serving the Midwest, Ontario and Northeast markets. Power and Industrial Projects is comprised primarily of projects that deliver energy and utility-type products and services to industrial, commercial and institutional customers; produce reduced emissions fuel and sell electricity from biomass-fired energy projects. Energy Trading focuses on physical and financial power, gas and coal marketing and trading, structured transactions, enhancement of returns from DTE Energy’s asset portfolio, and optimization of contracted natural gas pipeline transportation and storage, and generating capacity positions.

The mailing address of DTE Energy’s principal executive offices is One Energy Plaza, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

Recent Developments

Gas Storage and Pipeline Asset Purchase

On September 26, 2016, DTE Energy entered into an agreement (the “Agreement”) to purchase midstream natural gas assets located in the Appalachia Basin (the “Transaction”). The Agreement calls for DTE Energy to purchase 100 percent of Appalachia Gathering System and 40 percent of Stonewall Gas Gathering (“SGG”) from M3 Midstream. In addition, DTE Energy will purchase 15 percent of SGG from Vega Energy Partners. The combined purchase price for the assets to be acquired by DTE Energy is approximately $1.3 billion. These assets will become part of DTE Energy’s non-regulated Gas Storage and Pipeline business which currently owns and manages a network of natural gas gathering, transmission and storage facilities serving the Midwest, Ontario and Northeast markets. The Transaction is expected to be completed in October 2016, subject to various customary conditions, including, among others, the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period. As part of the Transaction, DTE Energy may have the opportunity to purchase additional membership interests in SGG if the holders of those interests elect to participate in the Transaction.

Concurrent Equity Units Offering

We are offering, by means of a separate prospectus supplement, 12,000,000 equity units. This offering of notes is not contingent on the offering of equity units and the offering of equity units is not contingent upon this offering of notes. We plan to use the proceeds from the equity units offering and the proceeds of the offering of the 2026 Notes to fund a portion of the consideration of the Transaction and pay certain fees and expenses relating to the Transaction. See “Use of Proceeds.”

The foregoing description and other information regarding the equity units offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any equity units included in the equity units offering.

The Offering

For a more complete description of the terms of the notes, see “Description of Notes.”

The Issuer	DTE Energy Company.

Offered Securities	$400,000,000 aggregate principal amount of 2016 Series D 1.50% Senior Notes due 2019 (the “2019 Notes”).

$600,000,000 aggregate principal amount of 2016 Series E 2.85% Senior Notes due 2026 (the “2026 Notes”).

We sometimes refer to the 2019 Notes and the 2026 Notes collectively as the “notes” in this prospectus supplement.

Maturity	The 2019 Notes will mature on October 1, 2019. The 2026 Notes will mature on October 1, 2026.

Interest Payment Dates	We will pay interest on the 2019 Notes in arrears on April 1 and October 1 of each year, beginning April 1, 2017.

We will pay interest on the 2026 Notes in arrears on April 1 and October 1 of each year, beginning April 1, 2017.

Special Mandatory and Optional Redemption of the 2026 Notes

The 2026 Notes may be subject to special mandatory redemption if the Transaction is not completed by June 1, 2017 or is terminated, and may also be subject to special redemption at our option if we determine the Transaction will not occur by such day, in each case, as set forth in this prospectus supplement. See “Description of Notes — Redemption.”

Redemption

The notes may also be redeemed at our option, in whole or in part, at any time at the redemption prices set forth in this prospectus supplement. The notes will not be entitled to the benefit of any sinking fund. See “Description of Notes — Redemption.”

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company, our obligations on the notes will be effectively subordinated to existing and future liabilities of our subsidiaries. See “Risk Factors — We rely on cash flows from subsidiaries” and “Description of Notes — Ranking” herein, and “Description of Debt Securities — Ranking” in the accompanying prospectus.

Further Issues of the Notes

Initially, the 2019 Notes will be issued in one series limited to $400 million in aggregate principal amount and the 2026 Notes will be issued in one series limited to $600 million in aggregate principal amount. We may, subject to the provisions of the indenture, “reopen” the series of 2019 Notes and/or the series of 2026 Notes without the consent of the holders of such notes. See “Description of Notes — General” herein.

Use of Proceeds

Net proceeds from the sale of the notes, after expenses and underwriting discount, are expected to be approximately $993 million. We expect to use the proceeds from the 2026 Notes to pay a portion of the purchase price of the Transaction and the proceeds from the 2019 Notes for repayment of short-term borrowings, which have an average interest rate of approximately 0.60% and maturities under 30 days, and for general corporate purposes.

Conflict of Interest

Certain of the underwriters or their affiliates may hold a portion of the indebtedness that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. See “Underwriting — Conflict of Interest” herein.

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Cautionary Statements Regarding Forward-Looking Statements” on page S-2 of this prospectus supplement, before deciding whether an investment in the notes is suitable for you.

Summary Consolidated Financial Data

The following table sets forth our summary consolidated financial data on a historical basis for the six months ended June 30, 2016 and June 30, 2015 and each of the three years ended December 31, 2015, 2014 and 2013. The year-end financial data have been derived from our audited financial statements which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. See “Experts” in this prospectus supplement. The information below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 and our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference herein and in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
	(in millions, except per share amounts)
Income Statement Data
Operating Revenues	$4,828	$5,252	$10,337	$12,301	$9,661
Net Income attributable to DTE Energy	$399	$382	$727	$905	$661
Earnings Per Common Share
Basic	$2.22	$2.13	$4.05	$5.11	$3.76
Diluted	$2.22	$2.13	$4.05	$5.10	$3.76
Dividends Declared Per Share of Common Stock	$1.46	$1.38	$2.84	$2.69	$2.59
Balance Sheet Data
Total Assets	$28,769	$28,210	$28,662	$27,827	$25,864
Long-Term Debt, net of current portion	$9,343	$8,759	$8,760	$8,271	$7,143

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus (including the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015), about risks concerning our business and the notes, before buying any notes. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.

There are various risks associated with the operations of DTE Energy’s utility and non-utility businesses. To provide a framework to understand the operating environment of DTE Energy, we are providing a brief explanation of the more significant risks associated with our businesses. Although we have tried to identify and discuss key risk factors, others could emerge in the future. Each of the following risks could affect our performance.

We are subject to rate regulation.    Electric and gas rates for our utilities are set by the Michigan Public Service Commission (“MPSC”) and the Federal Energy Regulatory Commission (“FERC”) and cannot be changed without regulatory authorization. We may be negatively impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. Our ability to recover costs may be impacted by the time lag between the incurrence of costs and the recovery of the costs in customers’ rates. Our regulators also may decide to disallow recovery of certain costs in customers’ rates if they determine that those costs do not meet the standards for recovery under our governing laws and regulations. Our utilities typically self-implement base rate changes six months after rate case filings in accordance with Michigan law. However, if the final rates authorized by our regulators in the final rate order are lower than the amounts we collected during the self-implementation period, we must refund the difference with interest. Our regulators may also disagree with our rate calculations under the various tracking and decoupling mechanisms that are intended to mitigate the risk to our utilities of certain aspects of our business. If we cannot agree with our regulators on an appropriate reconciliation of those mechanisms, it may impact our ability to recover certain costs through our customer rates. Our regulators may also decide to eliminate these mechanisms in future rate cases, which may make it more difficult for us to recover our costs in the rates we charge customers. We cannot predict what rates the MPSC will authorize in future rate cases. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rates or the timing of such recovery, or require us to incur additional expenses. The outcome of the current Michigan energy policy reform legislative process could impact our recovery of costs through rates.

Changes to Michigan’s electric retail access program could negatively impact our financial performance.    The State of Michigan currently experiences a hybrid market, where the MPSC continues to regulate electric rates for our customers, while alternative electric suppliers charge market-based rates. MPSC rate orders and energy legislation enacted by the State of Michigan in 2008 have placed a 10% cap on the total potential retail access related migration. However, even with the legislated 10% cap on participation, there continues to be legislative and financial risk associated with the electric retail access program. Electric retail access migration is sensitive to market price and full service electric price changes. We are required under current regulation to provide full service to retail access customers that choose to return, potentially resulting in the need for additional generating capacity. The outcome of the current Michigan energy policy reform legislative process could impact our recovery of costs through rates.

The MISO regional energy market, including the State of Michigan, is expected to face capacity constraints beginning in 2016 due primarily to the retirement of coal-fired generation caused by increasingly stringent environmental requirements. Significant investment in new natural gas-fired generation and renewables will be required. Under the current regulatory structure, retail access customers do not fund capacity costs potentially impacting electric supply reliability and utility customer affordability.

Environmental laws and liability may be costly.    We are subject to and affected by numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times and can negatively affect the affordability of the rates we charge to our customers.

Uncertainty around future environmental regulations creates difficulty planning long-term capital projects in our generation fleet and gas distribution businesses. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We could be required to install expensive pollution control measures or limit or cease activities, including the retirement of certain generating plants, based on these regulations. Additionally, we may become a responsible party for environmental cleanup at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean-up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on potentially responsible parties.

We may also incur liabilities as a result of potential future requirements to address climate change issues. Proposals for voluntary initiatives and mandatory controls are being discussed both in the United States and worldwide to reduce greenhouse gases such as carbon dioxide, a by-product of burning fossil fuels. If increased regulation of greenhouse gas emissions are implemented, the operations of our fossil-fuel generation assets may be significantly impacted. Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.

Future environmental regulation of natural gas extraction techniques, including hydraulic fracturing, being discussed at the United States federal level and by some states may affect the profitability of natural gas extraction businesses, which could affect demand for and profitability of our gas transportation businesses.

Operation of a nuclear facility subjects us to risk.    Ownership of an operating nuclear generating plant subjects us to significant additional risks. These risks include, among others, plant security, environmental regulation and remediation, changes in federal nuclear regulation, increased capital expenditures to meet industry requirements, and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While we maintain insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance. In addition, while we have a nuclear decommissioning trust fund to finance the decommissioning of our nuclear generating plant, there can be no assurance that such fund will be sufficient to fund the cost of decommissioning.

The supply and/or price of energy commodities and/or related services may impact our financial results.    We are dependent on coal for much of our electrical generating capacity. Our access to natural gas supplies is critical to ensure reliability of service for our utility gas customers. Our non-utility businesses are also dependent upon supplies and prices of energy commodities and services. Price fluctuations, fuel supply disruptions and changes in transportation costs could have a negative impact on the amounts we charge our utility customers for electricity and gas and on the profitability of our non-utility businesses. We have hedging strategies and regulatory recovery mechanisms in place to mitigate some of the negative fluctuations in commodity supply prices in our utility and non-utility businesses, but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations. The price of energy also impacts the market for our non-utility businesses that compete with utilities and alternative electric suppliers.

The supply and/or price of other industrial raw and finished inputs and/or related services may impact our financial results.    We are dependent on supplies of certain commodities, such as copper and limestone, among others, and industrial materials and services in order to maintain day-to-day operations and maintenance of our facilities. Price fluctuations or supply interruptions for these commodities and other items could have a negative impact on the amounts we charge our customers for our utility products and on the profitability of our non-utility businesses.

Adverse changes in our credit ratings may negatively affect us.    Regional and national economic conditions, increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance, could result in credit agencies reexamining our credit rating. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating below investment grade could restrict or discontinue our ability to access capital markets and could result in an increase in our borrowing costs, a reduced level of capital expenditures and could impact future earnings and cash flows. In addition, a reduction in our credit rating may require us to post collateral related to various physical or financially settled contracts for the purchase of energy-related commodities, products and services, which could impact our liquidity.

Poor investment performance of pension and other postretirement benefit plan assets and other factors impacting benefit plan costs could unfavorably impact our liquidity and results of operations.    Our costs of providing non-contributory defined benefit pension plans and other postretirement benefit plans are dependent upon a number of factors, such as the rates of return on plan assets, the level of interest rates used to measure the required minimum funding levels of the plans, future government regulation, and our required or voluntary contributions made to the plans. The performance of the debt and equity markets affects the value of assets that are held in trust to satisfy future obligations under our plans. We have significant benefit obligations and hold significant assets in trust to satisfy these obligations. These assets are subject to market fluctuations and will yield uncertain returns, which may fall below our projected return rates. A decline in the market value of the pension and other postretirement benefit plan assets will increase the funding requirements under our pension and other postretirement benefit plans if the actual asset returns do not recover these declines in the foreseeable future. Additionally, our pension and other postretirement benefit plan liabilities are sensitive to changes in interest rates. As interest rates decrease, the liabilities increase, resulting in increasing benefit expense and funding requirements. Also, if future increases in pension and other postretirement benefit costs as a result of reduced plan assets are not recoverable from our utility customers, our results of operations and financial position could be negatively affected. Without sustained growth in the plan investments over time to increase the value of our plan assets, we could be required to fund our plans with significant amounts of cash. Such cash funding obligations could have a material impact on our cash flows, financial position, or results of operations.

Our ability to access capital markets is important.    Our ability to access capital markets and to fund capital investments is important to operate our businesses. Turmoil in credit markets may constrain our ability, as well as the ability of our subsidiaries, to issue new debt, including commercial paper, and to refinance existing debt at reasonable interest rates. In addition, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Our long term revolving credit facilities do not expire until 2021, but we regularly access capital markets to refinance existing debt or fund new projects at our utilities and non-utility businesses, and we cannot predict the pricing or demand for those future transactions.

Construction and capital improvements to our power facilities and distribution systems subject us to risk.    We are managing ongoing and planning future significant construction and capital improvement projects at multiple power generation and distribution facilities and our gas distribution system. Many factors that could cause delays or increased prices for these complex projects are beyond our control, including the cost of materials and labor, subcontractor performance, timing and issuance of necessary permits, construction disputes and weather conditions. Failure to complete these projects on schedule and on budget for any reason could adversely affect our financial performance and operations at the affected facilities and businesses.

Our non-utility businesses may not perform to our expectations.    We rely on our non-utility operations for an increasing portion of our earnings. If our current and contemplated non-utility investments do not perform at expected levels, we could experience diminished earnings and a corresponding decline in our shareholder value.

Our participation in energy trading markets subjects us to risk.    Events in the energy trading industry have increased the level of scrutiny on the energy trading business and the energy industry as a whole. In certain situations we may be required to post collateral to support trading operations, which could be substantial. If access to liquidity to support trading activities is curtailed, we could experience decreased earnings potential and cash flows. Energy trading activities take place in volatile markets and expose us to risks related to commodity price movements, deviations in weather and other related risks. We routinely have speculative trading positions in the market, within strict policy guidelines we set, resulting from the management of our business portfolio. To the extent speculative trading positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position. We manage our exposure by establishing and enforcing strict risk limits and risk management procedures. During periods of extreme volatility, these risk limits and risk management procedures may not work as planned and cannot eliminate all risks associated with these activities.

Our ability to utilize production tax credits may be limited.    To reduce U.S. dependence on imported oil, the Internal Revenue Code provides production tax credits as an incentive for taxpayers to produce fuels and electricity from alternative sources. We generated production tax credits from coke production, landfill gas recovery, biomass fired electric generation, reduced emission fuel, renewable energy generation and gas production operations. All production tax credits taken after 2011 are subject to audit by the Internal Revenue Service (IRS). If our production tax credits were disallowed in whole or in part as a result of an IRS audit, we could owe additional tax liabilities for previously recognized tax credits that could significantly impact our earnings and cash flows.

Weather significantly affects operations.    Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Ice storms, tornadoes, and high winds can damage the electric distribution system infrastructure and power generation facilities and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be fully recoverable through the regulatory process.

Unplanned power plant outages may be costly.    Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. As a result of unforeseen maintenance, we may be required to make spot market purchases of electricity that exceed our costs of generation. Our financial performance may be negatively affected if we are unable to recover such increased costs.

We rely on cash flows from subsidiaries.    DTE Energy is a holding company. Cash flows from our utility and non-utility subsidiaries are required to pay interest expenses and dividends on DTE Energy debt and securities. Should a major subsidiary not be able to pay dividends or transfer cash flows to DTE Energy, our ability to pay interest and dividends would be restricted.

Renewable portfolio standards and energy efficiency programs may affect our business.    We are subject to existing Michigan and potential future federal legislation and regulation requiring us to secure sources of renewable energy. We expect to comply with the existing state legislation, but we do not know what requirements may be added by federal legislation. In addition, there could be additional state requirements increasing the percentage of power required to be provided by renewable energy sources. We cannot predict the financial impact or costs associated with complying with potential future legislation and regulations. Compliance with these requirements can significantly increase capital expenditures and operating expenses and can negatively affect the affordability of the rates we charge to our customers.

We are also required by Michigan legislation to implement energy efficiency measures and provide energy efficiency customer awareness and education programs. These requirements necessitate expenditures and implementation of these programs creates the risk of reducing our revenues as customers decrease their energy usage. We cannot predict how these programs will impact our business and future operating results.

Regional, national and international economic conditions can have an unfavorable impact on us.    Our utility and non-utility businesses follow the economic cycles of the customers we serve and credit risk of counterparties with whom we do business. Should regional, national or international economic conditions deteriorate, reduced volumes of electricity and gas, and demand for energy services we supply, collections of accounts receivable, reductions in federal and state energy assistance funding, and potentially higher levels of lost gas or stolen gas and electricity could result in decreased earnings and cash flow.

Threats of terrorism or cyber attacks could affect our business.    We may be threatened by problems such as computer viruses or terrorism that may disrupt our operations and could harm our operating results. Our industry requires the continued operation of sophisticated information technology systems and network infrastructure. Despite our implementation of security measures, all of our technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism and other causes. If our information technology systems were to fail and we were unable to recover in a timely way, we might be unable to fulfill critical business functions, which could have a material adverse effect on our business, operating results, and financial condition.

In addition, our generation plants, gas pipeline and storage facilities and electrical distribution facilities in particular may be targets of terrorist activities that could disrupt our ability to produce or distribute some portion of our energy products. We have increased security as a result of past events and we may be required by our regulators or by the future terrorist threat environment to make investments in security that we cannot currently predict.

Failure to maintain the security of personally identifiable information could adversely affect us.    In connection with our business we collect and retain personally identifiable information of our customers, share-

holders and employees. Our customers, shareholders and employees expect that we will adequately protect their personal information, and the United States regulatory environment surrounding information security and privacy is increasingly demanding. A significant theft, loss or fraudulent use of customer, shareholder, employee or DTE Energy data by cybercrime or otherwise could adversely impact our reputation and could result in significant costs, fines and litigation.

Failure to retain and attract key executive officers and other skilled professional and technical employees could have an adverse effect on our operations.    Our business is dependent on our ability to recruit, retain, and motivate employees. Competition for skilled employees in some areas is high and the inability to retain and attract these employees could adversely affect our business and future operating results. In addition, we have an aging utility workforce and the failure of a successful transfer of knowledge and expertise could negatively impact our operations.

A work interruption may adversely affect us.    There are several bargaining units for the Company’s approximately 4,900 represented employees. The majority of represented employees are under contracts that expire in 2016 and 2017. A union choosing to strike would have an impact on our business. We are unable to predict the effect a work stoppage would have on our costs of operation and financial performance.

If our goodwill becomes impaired, we may be required to record a charge to earnings.    We annually review the carrying value of goodwill associated with acquisitions made by the Company for impairment. Factors that may be considered for purposes of this analysis include any change in circumstances indicating that the carrying value of our goodwill may not be recoverable such as a decline in stock price and market capitalization, future cash flows, and slower growth rates in our industry. We cannot predict the timing, strength or duration of any economic slowdown or subsequent recovery, worldwide or in the economy or markets in which we operate; however, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable, we may take a non-cash impairment charge, which could potentially materially impact our results of operations and financial position.

We may not be fully covered by insurance.    We have a comprehensive insurance program in place to provide coverage for various types of risks, including catastrophic damage as a result of acts of God, terrorism or a combination of other significant unforeseen events that could impact our operations. Economic losses might not be covered in full by insurance or our insurers may be unable to meet contractual obligations.

There is no existing market for the notes and we cannot assure that such a market will develop.    There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange. We cannot assure that an active trading market for the notes will develop. There can be no assurances as to the liquidity of any market that may develop for the notes, the ability of noteholders to sell their notes or the price at which the noteholders may be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

Upon the occurrence of a Special Mandatory Redemption Trigger, the Company will be required to redeem the 2026 Notes. In addition, the 2026 Notes may also be redeemed at the Company’s option, if, in the Company’s judgment, the Transaction will not be consummated on or prior to June 1, 2017. If the Company redeems the 2026 Notes, holders may not obtain their expected return on such notes.    The closing of this offering is not conditioned on, and is expected to be consummated before, the closing of the Transaction, which is expected to occur in October 2016. The Company’s obligation to consummate the closing under the Agreement is subject to certain conditions, including, among others, receipt of a certain governmental approval. The Company may not be able to consummate the transactions contemplated by the Agreement by June 1, 2017, as described under “Description of Notes — Redemption — Special Mandatory Redemption” or at all. Certain conditions to closing in the Agreement are beyond the Company’s control.

Upon the occurrence of a Special Mandatory Redemption Trigger, the Company will be required to redeem the 2026 Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to but not including the Special Mandatory Redemption date. The 2026 Notes may also be redeemed at the Company’s option, in whole, at any time prior to June 1,

2017, at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to but not including the date of the redemption, if, in the Company’s judgment, the Transaction will not be consummated on or prior to June 1, 2017. Holders of the notes to which the Special Mandatory Redemption is applicable will have no rights under such provision if the Transaction closes, nor will holders of any notes have any right to require the Company to repurchase the notes if, between the closing of the offering of the notes and the completion of the Transaction, the Company experiences any changes (including any material adverse changes) in its business or financial condition, or if the terms of the Agreement change, including in any material respect.

If one or more series of notes are redeemed, holders may not obtain their expected return on such notes and may not be able to reinvest the proceeds from redemption in an investment that results in a comparable return. In addition, as a result of such redemption provisions of the notes, the trading prices of such series of notes may not reflect the financial results of the Company’s business or macroeconomic factors.

The net proceeds from the offering of the notes will not be held in escrow, and holders of notes, including those notes subject to the Special Mandatory Redemption, will not have any special access or rights to or a security interest or encumbrance of any kind on the net proceeds from the offering of the notes.

The 2019 Notes will not be subject to the Special Mandatory Redemption and, as a result, the Company will not be required to redeem the 2019 Notes if the Transaction is not consummated.    The 2019 Notes will not be subject to a Special Mandatory Redemption and will remain outstanding even if the Transaction does not close. As a result, if the Transaction does not close and the 2019 Notes remain outstanding, any benefit from the Transaction will not be realized.

Any adverse rating of the notes may cause their trading price to fall.

If a rating agency were to lower its rating on the notes or otherwise announce its intention to put the notes on credit watch, or if the notes were no longer rated, the trading price of the notes could decline. In connection with the Transaction, Moody’s Investor Service, Inc. has placed our securities under review for downgrade.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes in this offering will be approximately $993 million after deducting the underwriting discounts and commissions and estimated offering expenses. We expect to use the proceeds from the 2026 Notes and from the concurrent equity units offering described in “Prospectus Supplement Summary — Concurrent Equity Units Offering,” together with cash on hand and short-term debt, to fund a portion of the cash consideration payable in connection with the Transaction. However, the consummation of this offering is not conditioned on the closing of the Transaction. If we do not consummate the Transaction, we will retain broad discretion to use the net proceeds from these offerings for general corporate purposes. We expect to use the proceeds from the 2019 Notes for repayment of short-term borrowings, which have an average interest rate of approximately 0.60% and maturities under 30 days, and for general corporate purposes. See “Prospectus Summary Supplement — Recent Developments” in this prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratios of Earnings to Fixed Charges	3.22	3.00	3.78	2.94	3.23	2.91

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of consolidated income plus income taxes and fixed charges, except capitalized interest; and

•

“fixed charges,” which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense and the estimated portion of rental expense attributable to interest.

CAPITALIZATION

The following table sets forth our total long-term debt, junior subordinated debentures, common shareholders’ equity and total capitalization at June 30, 2016 and as adjusted to reflect the issuance of the notes and the issuance of equity units being concurrently offered as described above. See “Use of Proceeds” in this prospectus supplement. The information set forth below is only a summary and should be read in conjunction with our consolidated financial statements and the related notes in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2016
	Historical	As Adjusted(a)
	(Unaudited)
	(In millions)
Capitalization
Long-term debt (including capital leases and excluding current maturities)	$8,563	$8,563
Junior subordinated debentures	780	780
2016 Series C Remarketable Senior Notes Due 2024(c)		600
2016 Series D 1.50% Senior Notes Due 2019 and 2016 Series E 2.85% Due 2026 offered hereby(d)		1,000
Shareholders’ equity	$8,799	$8,700	(b)

Total capitalization	$18,142	$19,643

(a)

To give effect to the issuance of the securities offered by this prospectus supplement and the issuance of equity units being concurrently offered as described above. Adjusted amounts do not reflect any adjustment to shareholders’ equity or for assumed debt at the acquired entities in connection with the consummation of the Transaction or the deductions of any discounts or fees paid in connection with the issuance of the securities.

(b)	Reflects an adjustment of approximately $99 million representing the estimated present value of the contract adjustments payment in connection with the issuance of equity units described above.
(c)

The 2016 Remarketable Senior Notes Due 2024 are a component of the equity units offered in connection with the concurrent issuance of equity units described above. The As Adjusted column will increase by $75 million if the underwriters exercise their over-allotment option in full.

(d)	Represents the estimated aggregate gross proceeds of the issuance and sale of the notes but without deduction for discounts and other fees and expenses.

DESCRIPTION OF NOTES

The following summary sets forth the specific terms and provisions of the notes. The following description of the specific terms of the notes supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the debt securities and the indenture governing the notes set forth in the accompanying prospectus under “Description of Debt Securities.” The following summary is qualified in its entirety by reference to the terms and provisions of the notes and the indenture, which are incorporated in this prospectus supplement and the accompanying prospectus by reference. Capitalized terms not otherwise defined in this section, or in the accompanying prospectus, have the meanings given to them in the notes and in the indenture.

General

Each of the 2019 Notes and the 2026 Notes will be issued as a series of our senior unsecured debt securities under the indenture described in the accompanying prospectus. We sometimes refer to the 2019 Notes and the 2026 Notes herein as “notes.”

The indenture does not limit the amount of senior notes or other debt securities we may issue under it. As of June 30, 2016, approximately $1.65 billion aggregate principal amount of senior debt securities were issued and outstanding under the indenture.

We may also “reopen” the notes of either series to issue additional notes having the same ranking, interest rate, maturity, and other terms (other than the date of issuance and, in some circumstances, interest accrual dates) as such notes, without the consent of the holders. Any such additional notes will, together with the existing notes of that series, constitute a single series of debt securities under the indenture.

The notes will trade through The Depository Trust Company (“DTC”). The notes of each series will be represented by one or more global certificates and will be registered in the name of Cede & Co., as DTC’s nominee. DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book entry transfers through DTC (or a successor depositary) with respect to the notes. Upon receipt of a withdrawal request from us, DTC will notify its participants of the receipt of a withdrawal request from us reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the notes will be printed and delivered to the holders of record. We have no responsibility for the performance by DTC or its direct and indirect participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations. Payments of principal, interest and premium, if any, will be made to DTC as described in the accompanying prospectus. See “Book-Entry Securities” in the accompanying prospectus.

The authorized denominations for the notes will be $1,000 and integral multiples thereof.

Ranking

The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, including amounts, if any, outstanding under our $1.2 billion in aggregate revolving credit agreements as well as our guarantees of non-regulated affiliate obligations. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. Because we are a holding company that conducts substantially all of our operations through our subsidiaries, the notes will be effectively subordinated to claims of creditors and preferred stockholders of those subsidiaries, including their trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, if any.

At August 31, 2016, the total amount of DTE Energy’s outstanding unsecured and unsubordinated indebtedness (excluding guarantees and short-term borrowings), on an unconsolidated basis, was approximately $1.65 billion. At August 31, 2016, our principal subsidiaries, DTE Electric and DTE Gas, had approximately $7.0 billion of outstanding indebtedness (excluding guarantees and short-term borrowings), consisting primarily of secured indebtedness, which would effectively rank senior to the notes. We and our subsidiaries may incur additional indebtedness and other liabilities in the future.

Maturity and Payment

The 2019 Notes will mature on October 1, 2019 and will bear interest at the rate set forth on the cover page of this prospectus supplement from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest in arrears on the 2019 Notes on April 1 and October 1 of each year, beginning April 1, 2017.

The 2026 Notes will mature on October 1, 2026 and will bear interest at the rate set forth on the cover page of this prospectus supplement from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest in arrears on the 2026 Notes on April 1 and October 1 of each year, beginning April 1, 2017.

Interest on the notes will be paid to the persons in whose names the applicable notes are registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Business day” means any day other than a day on which banking institutions in the state of New York or the state of Michigan are authorized or obligated pursuant to law or executive order to close. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Redemption

Special Mandatory Redemption

Upon the first to occur of either (i) June 1, 2017 if the Transaction is not consummated on or prior to such date or (ii) the date on which the Agreement is terminated (each, a “Special Mandatory Redemption Trigger”), the Company will be required to redeem the 2026 Notes, in whole, at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to but not including the date of such redemption.

Within five Business Days after the occurrence of the Special Mandatory Redemption Trigger, the Company will give notice of the Special Mandatory Redemption to each holder of the 2026 Notes and to the indenture trustee, stating, among other matters prescribed in the indenture, that a Special Mandatory Redemption Trigger has occurred and that all of the 2026 Notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given).

The net proceeds from the offering of the notes will not be held in escrow, and holders of notes, including those notes subject to the Special Mandatory Redemption, will not have any special access or rights to or a security interest or encumbrance of any kind on the net proceeds from the offering of the notes.

Upon the occurrence of the closing of the Transaction, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply. Certain provisions of the indenture relating to the Company’s obligation to redeem notes in a Special Mandatory Redemption may not be waived or modified without the written consent of each holder of the applicable notes.

The 2019 Notes shall not be subject to Special Mandatory Redemption as described above.

Special Optional Redemption

The indenture will allow the Company to redeem the 2026 Notes, at its option, in whole, at any time prior to June 1, 2017, at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest thereon to but not including the date of redemption, if, in the Company’s judgment, the Transaction will not be consummated on or prior to June 1, 2017. If the Company exercises the Special Optional Redemption right, the Company will provide notice to each holder of the 2026 Notes to be redeemed and to the indenture trustee, stating, among other matters prescribed in the indenture, the exercise of the Special Optional Redemption right and that all of the notes being redeemed will be redeemed on the redemption date set forth in such notice (which will be no earlier than three Business Days and no later than 30 days from the date such notice is given). Upon the occurrence of the closing of the Transaction, the foregoing provisions regarding the Special Optional Redemption will cease to apply.

The 2019 Notes shall not be subject to Special Optional Redemption as described above.

Optional Redemption

The 2019 Notes may be redeemed at our option, in whole, at any time or in part from time to time. Unless stated otherwise in this prospectus supplement, the optional redemption price will be equal to the greater of:

•	100% of the principal amount of the 2019 Notes being redeemed on the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued, but not including, to the redemption date) until stated maturity, discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 15 basis points, as determined by the Quotation Agent (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the 2019 Notes that are due and payable on the interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the 2019 Notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The 2026 Notes may be redeemed at our option, in whole, at any time or in part from time to time. Unless stated otherwise in this prospectus supplement, at any time prior to the Par Call Date (as defined below), the optional redemption price will be equal to the greater of:

•	100% of the principal amount of the 2026 Notes being redeemed on the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Notes being redeemed that would be due if the 2026 Notes matured on the Par Call Date (not including any portion of any payments of interest accrued to, but not including, the redemption date), discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 20 basis points, as determined by the Quotation Agent (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. At any time on or after the Par Call Date, the optional redemption price will be equal to 100% of the principal amount of the 2026 Notes being redeemed on the redemption date, plus accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the 2026 Notes that are due and payable on the interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the 2026 Notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.

Notice of any redemption will be given to holders at their addresses, as shown in the security register for such notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

We will notify the trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. If less than all of the notes of a series are to be redeemed, the trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate.

“Adjusted Treasury Rate” means, with respect to any optional redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below) , calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized (assuming, for this purpose, in the case of the 2026 Notes, that the 2026 Notes mature on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any optional redemption date:

•	the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or

•	if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means July 1, 2026 with respect to the 2026 Notes.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•

with respect to the 2019 Notes, each of Wells Fargo Securities, LLC, a Primary Treasury Dealer selected by BNY Mellon Capital Markets, LLC and a Primary Treasury Dealer selected by MUFG Securities Americas Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors and, with respect to the 2026 Notes, Wells Fargo Securities, LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer(s) we select.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any optional redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

The notes will not be entitled to the benefit of any sinking fund.

Limitation on Secured Debt

The limitation on secured debt set forth in the indenture (see Section 1009) and described in the accompanying prospectus will be applicable to the notes. See “Description of Debt Securities — Covenants — Limitation on Secured Debt” in the accompanying prospectus.

Defeasance

We may defease a series of the notes or certain covenants relating to a series of the notes as described under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture. In addition to acting as trustee under the indenture and in certain other capacities as described in the accompanying prospectus, affiliates of The Bank of New York Mellon Trust Company, N.A. also act as a lender and provide other banking services in the ordinary course of business to DTE Energy and its affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings and judicial decisions currently in effect, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) or the courts so as to result in U.S. federal income tax consequences different from those discussed below. This discussion deals only with a note held as a capital asset by a beneficial owner who purchased the note for cash pursuant to this offering at the offer price set forth on the front cover hereof.

This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to investors in light of their particular investment or other circumstances. This discussion also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, insurance company, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	a U.S. person that has a functional currency other than the U.S. dollar;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes (and their beneficial owners);

•	a person subject to alternative minimum tax;

•	a person who owns the notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

•	a tax-exempt entity;

•	a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

•	a person who acquires the notes in connection with employment or other performance of services.

In addition, the following discussion does not address all possible tax consequences related to the acquisition, ownership and disposition of the notes. In particular, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, any ruling or opinion from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or the courts will agree with these statements and conclusions.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Existence of the Special Mandatory Redemption and the Special Optional Redemption

We may be required, under certain circumstances, to pay additional amounts in respect of the notes (as described in “Description of Notes — Redemption — Special Mandatory Redemption” and “Description of Notes — Redemption — Special Optional Redemption”). Although the issue is not free from doubt, we intend to take the position that the possibility that we will be required to pay such additional amounts is remote and, therefore, does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is binding on all holders unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, the timing and character of a holder’s income and the timing of our deductions with respect to the notes could be affected. Holders of notes should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes the notes are not treated as contingent payment debt instruments.

U.S. Holders

For purposes of this summary, a “U.S. Holder” means a beneficial owner of a note that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes applicable to them.

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis original issue discount for U.S. federal income tax purposes. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is received or accrued, in accordance with your usual method of accounting for tax purposes. If, however, the issue price of the notes is less than its stated principal amount and the difference is equal to or more than a de minimis amount (as set forth in the applicable Treasury regulations), you will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the notes equal to the difference between (a) the amount realized upon the sale, exchange, redemption, retirement, or other taxable disposition (except to the extent attributable to accrued and unpaid stated interest, which will generally be taxable as ordinary income to the extent not previously included in income), and (b) the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal its purchase price for the note.

Gain or loss on the disposition of notes will generally be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of notes. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on a note and the proceeds from the sale of a note. If you are a U.S. Holder, you may be subject to backup withholding, currently at a rate of 28%, when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form that provides:

•	your correct taxpayer identification number; and

•

a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Backup withholding is not an additional tax and amounts withheld may be refunded or credited against your federal income tax liability, provided you furnish required information to the IRS.

Non-U.S. Holders

For purposes of this summary, a Non-U.S. Holder is any beneficial owner of a Note that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

Payment of Interest

As discussed above, it is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount. Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes that is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, provided that such Non-U.S. Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us directly or constructively through stock ownership, (C) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN or W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the notes on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a United States person.

If interest on the notes is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax or a lower applicable treaty branch profits tax rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such interest payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

Subject to the discussions below under “— Information Reporting and Backup Withholding” and “— Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the notes. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such notes generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments we make on the notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding tax (currently at a rate of 28%) on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related IRS guidance (“FATCA”) impose a 30% U.S. withholding tax on certain payments (which currently include interest payments on the notes and will include gross proceeds, including the return of principal at maturity, from the sale or other disposition, including redemptions, of the notes beginning January 1, 2019) made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on the notes if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement with respect to the notes dated the date hereof, each of the underwriters named below, for whom Wells Fargo Securities, LLC is acting as representative, has severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective principal amount of notes:

Underwriter	Principal Amount of 2019 Notes

Wells Fargo Securities, LLC	$140,000,000

BNY Mellon Capital Markets, LLC	130,000,000

MUFG Securities Americas Inc.	130,000,000

Total	$400,000,000

Underwriter	Principal Amount of 2026 Notes

Wells Fargo Securities, LLC	$210,000,000

Barclays Capital Inc.	35,268,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	35,268,000

Scotia Capital (USA) Inc.	35,268,000

Citigroup Global Markets Inc.	35,268,000

J.P. Morgan Securities LLC	35,268,000

BNP Paribas Securities Corp.	22,608,000

BNY Mellon Capital Markets, LLC	22,608,000

Fifth Third Securities, Inc.	22,608,000

KeyBanc Capital Markets Inc.	22,608,000

Mizuho Securities USA Inc.	22,608,000

MUFG Securities Americas Inc.	22,608,000

TD Securities (USA) LLC	22,608,000

UBS Securities LLC	22,608,000

Comerica Securities, Inc.	10,932,000

SunTrust Robinson Humphrey, Inc.	10,932,000

U.S. Bancorp Investments, Inc.	10,932,000

Total	$600,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriting agreement provides that the underwriters are obligated, subject to the terms and conditions set forth therein, to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if the underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price on the cover page of this prospectus supplement and may offer the 2019 Notes to certain other broker-dealers at that price less a selling concession not in excess of 0.20% of the principal amount per 2019 Note and the 2026 Notes to other broker-dealers at that price less a selling concession not in excess of 0.40% of the principal amount per 2026 Note. The underwriters and other broker-dealers may allow a discount not in excess of 0.15% of the principal amount per 2019 Note and 0.25% of the principal amount per 2026 Note on sales to other broker-dealers. After the initial offering of the notes to the public, the public offering price and other selling terms may be changed by the underwriters.

We estimate that our total out-of-pocket expenses for this offering, excluding the underwriting discount, will be approximately $600,000.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or any automated dealer quotation system. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

It is expected that delivery of the notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day (T+4) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement should consult their own advisors.

We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in that respect.

The underwriters and/or their affiliates may have acted as lenders, and performed certain investment banking and advisory and general financing, trustee and commercial banking services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and/or their affiliates may, from time to time, engage in transactions with or perform services for us and our affiliates in the ordinary course of their business.

Wells Fargo Securities, LLC is acting as a financial advisor to DTE Energy and Barclays Capital Inc. is acting as a financial advisor to M3 Midstream in connection with the Transaction. In addition, certain of the underwriters or their affiliates have agreed to provide us with interim financing for the Transaction in an aggregate amount of $1.4 billion in the event this offering is not consummated.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest

Certain of the underwriters or their affiliates may hold a portion of the indebtedness that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

LEGAL MATTERS

The validity of the notes and certain other legal matters relating to this offering will be passed upon for DTE Energy by Patrick B. Carey, Associate General Counsel, and by Hunton & Williams LLP, New York, New York. Mr. Carey beneficially owns shares of DTE Energy common stock. Certain legal matters relating to this offering will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

Pillsbury Winthrop Shaw Pittman LLP has represented, and may in the future continue to represent us and certain of our affiliates in connection with certain spent nuclear fuel and other nuclear waste matters and certain insurance recovery matters unrelated to this offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

DTE Energy Company

Common Stock

Debt Securities

Stock Purchase Contracts

Stock Purchase Units

By this prospectus, DTE Energy Company may offer from time to time:

•	common stock;

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	Stock Purchase Contracts; and

•	Stock Purchase Units.

We will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

We may offer these securities directly or through underwriters, agents or dealers. This prospectus may also be used by a selling security holder of the securities described herein. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements, and will identify any selling security holders. See the “Plan of Distribution” section beginning on page  27 of this prospectus for more information.

See “Risk Factors” beginning on page 3 regarding risks associated with an investment in these securities.

The mailing address of DTE Energy Company’s principal executive office is One Energy Plaza, Detroit, Michigan 48226-1279, and its telephone number is (313) 235-4000.

DTE Energy Company’s common stock is traded on the New York Stock Exchange under the symbol “DTE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 28, 2016

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or supplements. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated in this prospectus is accurate as of any time after the date of this prospectus, or, if later, the date of an incorporated document, because our business, financial condition, results of operations and prospects may have changed since such dates.

We are not making an offer to sell these securities in any jurisdiction that prohibits the offer or sale of these securities.

In this prospectus references to “DTE Energy,” the “Company,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that the references are to DTE Energy Company and its consolidated subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that DTE Energy filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, DTE Energy may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities DTE Energy may offer. Each time DTE Energy sells securities, DTE Energy will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

An investment in the securities involves risks. You should carefully consider the “Risk Factors” set forth in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities, before buying any securities. See also “Cautionary Statements Regarding Forward-Looking Statements” below.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration,” and “goals” or similar expressions in this prospectus or in documents incorporated herein that signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to numerous assumptions, risks, and uncertainties that may cause actual future results to be materially different from those contemplated, projected, estimated, or budgeted. Many factors may impact forward-looking statements including, but not limited to, the following:

•	impact of regulation by the Environmental Protection Agency, the Federal Energy Regulatory Commission, the Michigan Public Service Commission, the Nuclear Regulatory Commission, and the Commodity Futures Trading Commission, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures;

•	the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs;

•	economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and natural gas;

•	environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements;

•	health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities;

•	changes in the cost and availability of coal and other raw materials, purchased power, and natural gas;

•	volatility in the short-term natural gas storage markets impacting third-party storage revenues;

•	impact of volatility of prices in the oil and gas markets on gas storage and pipelines operations;

•	impact of volatility in prices in the international steel markets on power and industrial projects operations;

•	volatility in commodity markets, deviations in weather, and related risks impacting the results of energy trading operations;

•	changes in the financial condition of our significant customers and strategic partners;

•	the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions;

•	access to capital markets and the results of other financing efforts which can be affected by credit agency ratings;

•	instability in capital markets which could impact availability of short and long-term financing;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	the potential for increased costs or delays in completion of significant capital projects;

•	changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits;

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	unplanned outages;

•	the cost of protecting assets against, or damage due to, terrorism or cyber attacks;

•	employee relations and the impact of collective bargaining agreements;

•	the risk of a major safety incident at an electric distribution or generation facility or a gas storage, transmission, or distribution facility;

•	the availability, cost, coverage, and terms of insurance and stability of insurance providers;

•	cost reduction efforts and the maximization of plant and distribution system performance;

•	the effects of competition;

•	changes in and application of accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues;

•	contract disputes, binding arbitration, litigation, and related appeals; and

•	the risks discussed in our public filings with the SEC.

You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as otherwise required by applicable law.

The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

DTE ENERGY COMPANY

DTE Energy Company is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, DTE Electric Company (“DTE Electric”) and DTE Gas Company (“DTE Gas”). We also have non-utility operations that are engaged in a variety of energy-related businesses.

DTE Electric is a public utility engaged in the generation, purchase, distribution, and sale of electricity to approximately 2.2 million customers in southeastern Michigan.

DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

Our non-utility operations consist primarily of Gas Storage and Pipeline, which is involved in the development and operation of natural gas pipelines, gathering and storage; Power and Industrial Projects, which is comprised primarily of projects that deliver energy and utility-type products and services to industrial, commercial, and institutional customers, produce reduced emissions fuel, and sell electricity from renewable energy projects; and Energy Trading, which engages in energy marketing and trading operations.

USE OF PROCEEDS

Except as we may otherwise state in an accompanying prospectus supplement, DTE Energy expects to use the net proceeds from the sale of its securities for general corporate purposes, which may include, among other things:

•	financing, development and construction of new facilities;

•	additions to working capital; and

•	repurchase or refinancing of securities.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements, market conditions and the availability and cost of other funds. Pending the application of proceeds, we may also invest the funds temporarily in short-term investment grade securities.

RATIOS OF EARNINGS TO FIXED CHARGES

DTE Energy’s ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Six Months Ended June 30, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	3.22	3.00	3.78	2.94	3.23	2.91

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges, except capitalized interest; and

•	“fixed charges,” which consist of interest charges, including capitalized interest, amortization of debt discount, premium and expense, and the estimated interest component of rental expense.

THE SECURITIES THAT WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain terms and provisions of the various types of securities that DTE Energy may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and any securities exchange on which the securities may be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	senior debt securities and/or subordinated debt securities, including debt securities convertible into common stock of DTE Energy or exchangeable for other securities;

•	stock purchase contracts; and

•	stock purchase units.

In this prospectus, we refer to the common stock, senior debt securities, subordinated debt securities, stock purchase contracts and stock purchase units together as “securities.” We refer to the senior debt securities and the subordinated debt securities together as the “debt securities.”

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

The authorized capital stock of DTE Energy currently consists of 400,000,000 shares of DTE Energy common stock, without par value, and 5,000,000 shares of preferred stock, without par value. As of June 30, 2016, there were 179,435,004 shares of DTE Energy common stock issued and outstanding. All outstanding shares of common stock are, and the common stock offered hereby when issued and paid for will be, duly authorized, validly issued, fully paid and nonassessable. As of June 30, 2016, there were no shares of preferred stock issued and outstanding.

Under the DTE Energy amended and restated articles of incorporation, which we refer to as the articles of incorporation, our board of directors may cause the issuance of one or more new series of the authorized shares of preferred stock, determine the number of shares constituting any such new series and fix the voting, distribution, dividend, liquidation and all other rights and limitations of the preferred stock. These rights may be superior to those of the DTE Energy common stock. To the extent any shares of DTE Energy’s preferred stock have voting rights, no share of preferred stock may be entitled to more than one vote per share.

Common Stock

The following description of our common stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of this type of security. If indicated in a prospectus supplement, the terms of any common stock offered under that prospectus supplement may differ from the terms described below. For the complete terms of our common stock, please refer to our articles of incorporation and bylaws that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of our common stock may also be affected by the laws of the State of Michigan.

Dividends

Holders of common stock are entitled to participate equally in respect to dividends as, when and if dividends are declared by our board of directors out of funds legally available for their payment. However, this dividend right is subject to any preferential dividend rights we may grant to future holders of preferred stock and to the prior rights of DTE Energy’s debt holders and other creditors. As a Michigan corporation, we are subject to statutory limitations on the declaration and payment of dividends. Dividends on DTE Energy common stock will depend primarily on the earnings and financial condition of DTE Energy. DTE Energy is a holding company and its assets consist primarily of its investment in its operating subsidiaries. Thus, as a practical matter, dividends on common stock of DTE Energy will depend in the foreseeable future primarily upon the earnings, financial condition and capital requirements of DTE Electric, DTE Gas and our other subsidiaries, and the distribution of such earnings to DTE Energy in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to make payments with respect to any of DTE Energy’s securities, or to pay dividends to or make funds available to DTE Energy so that DTE Energy can make payments on its securities, including its common stock. In addition, existing or future covenants limiting the right of DTE Electric, DTE Gas or our other subsidiaries to pay dividends on or make other distributions with respect to their common stock may affect DTE Energy’s ability to pay dividends on our common stock. See “Description of Debt Securities — Ranking.”

Voting

Subject to any special voting rights that may vest in the holders of preferred stock, the holders of DTE Energy common stock are entitled to vote as a class and are entitled to one vote per share for each share held of record on all matters voted on by shareholders. All questions are decided by a majority of the votes cast by the holders of shares entitled to vote on that question, unless a greater or different vote is required by the articles of incorporation or Michigan law. However, if the number of director nominees for any director election exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of the shares entitled to vote at any meeting for the election of directors at which a quorum is present will be elected.

We are subject to Chapter 7A of the Michigan Business Corporation Act, which we refer to as the Corporation Act, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction prior to the time the 10% owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

Board of Directors

The number of directors is fixed by the board of directors from time to time. DTE Energy currently has 12 directors. Directors are elected annually for terms which expire upon election of their successor at the next year’s annual shareholder meeting.

Amendments to DTE Energy’s Articles of Incorporation

Under Michigan law, our articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed amendment (which would include the common stock and any series of preferred stock which, by its terms or applicable law, was so entitled to vote), and, if any class or series of shares is entitled to vote as a class, then the proposed amendment must be approved by the required vote of each class or series of shares entitled to vote as a class.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of DTE Energy, holders of our common stock have the right to share in DTE Energy’s assets remaining after satisfaction in full of the prior rights of creditors, and all liabilities and the aggregate liquidation preferences of any outstanding shares of DTE Energy preferred stock.

Preemptive Rights

The holders of DTE Energy common stock have no conversion or redemption rights, or any rights to subscribe for or purchase other stock of DTE Energy.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DTE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0854.

Advance Notice Requirements; Possible Anti-Takeover Effects

Certain provisions of our articles of incorporation and bylaws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of DTE Energy. Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders or a shareholder requested special meeting of shareholders must deliver timely notice of their proposal in writing to our principal executive offices. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders, a shareholder requested special meeting of shareholders or make nominations for directors. These provisions may limit the ability of individuals to bring matters before shareholder meetings, change the composition of the board of directors and pursue a merger, takeover, business combination or tender offer involving DTE Energy, which, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the board of directors rather than pursue a non-negotiated takeover attempt, including one that shareholders might favor, and could reduce the market value of our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with any applicable prospectus supplement, summarizes certain material terms and provisions of the debt securities we may offer under this prospectus and the related indenture. We will issue the debt securities under an amended and restated indenture, dated as of April 9, 2001, as supplemented or amended from time to time, which we refer to as the “indenture,” between DTE Energy and The Bank of New York Mellon Trust Company, N.A., as successor trustee. We refer to The Bank of New York Mellon Trust Company, N.A., or any successor or additional trustee, in its capacity as trustee under the indenture, as the “trustee” for purposes of this section. The indenture may, but need not, have separate trustees for senior and subordinated debt securities.

This summary of the indenture and the debt securities relates to terms and conditions applicable to the debt securities generally. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

Because the descriptions of provisions of the indenture below are summaries, they do not describe every aspect of the indenture. The summaries below are subject to, and are qualified in their entirety by reference to, all provisions of the indenture, including the definitions therein of certain terms. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the indenture for provisions that may be important to you. Wherever we refer to particular articles, sections or defined terms of the indenture, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture contains, and the debt securities, when issued, will contain, additional important terms and provisions. We will describe the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered in the prospectus supplement relating to those debt securities.

The indenture does not limit the amount of debt securities we may issue under it, and it provides that additional debt securities of any series may be issued up to the aggregate principal amount that we may authorize from time to time. As of June 30, 2016, approximately $2.4 billion aggregate principal amount of debt securities were issued and outstanding under the indenture.

Principal and any premium and interest in respect to the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

We will describe material U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

Unless we otherwise specify in this prospectus or in the applicable prospectus supplement, we will issue debt securities in the form of global securities, deposited with and registered in the name of The Depository Trust Company, as depositary, which we refer to as “DTC,” or its nominee. Interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “Book-Entry Securities.”

General

The prospectus supplement that accompanies this prospectus relating to the debt securities being offered will include specific terms relating to the offered debt securities. These terms may include some or all of the following:

•	the title or designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent senior or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of DTE Energy in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture;

•	whether the debt securities will be issued in the form of one or more global securities;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the rate or rates, at which the debt securities will bear any interest or the method or methods, if any, by which such rate or rates will be determined;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•

whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of certain taxes, assessments or governmental charges, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; the term “interest,” as used in this prospectus, includes any additional amounts;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, and where any registered securities may be surrendered for registration of transfer or exchange;

•	a description of any provisions providing for redemption or repurchase of the debt securities, in whole or in part, at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption or repurchase;
•	any sinking fund or other mandatory redemption or similar terms;

•	whether the debt securities will be convertible into shares of common stock of DTE Energy and/or exchangeable for other securities, whether or not issued by DTE Energy, property or cash, or a combination of any of the foregoing, and, if so, the terms and conditions of such conversion or exchange, either mandatory, at the option of the holder, or at the option of DTE Energy, and any deletions from or modifications or additions to the indenture to allow the issuance of such convertible or exchangeable debt securities;

•	the authorized denominations of the debt securities, if other than denominations of $1,000 and any integral multiple thereof (in the case of registered securities) or $5,000 (in the case of bearer securities);

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them that shall be payable upon declaration of acceleration of the maturity in accordance with the indenture upon an event of default or the method by which such portion is to be determined;

•	if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•	if either or both of the sections of the indenture relating to defeasance and covenant defeasance are applicable to the debt securities, or if any covenants in addition to or other than those specified in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	if there is more than one trustee, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities whether or not such events of default or covenants are consistent with the events of default or covenants in the indenture, and whether the limitations on secured debt under the indenture will be applicable; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time and all the debt securities of any one series need not bear interest at the same rate or mature on the same date.

Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series.

Other than as described below under “— Covenants” with respect to any applicable series of debt securities and as may be described in the applicable prospectus supplement, the indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding the applicability of the covenant described below under “— Covenants — Limitation on Secured Debt” or any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.

Ranking

Because DTE Energy is a holding company that conducts substantially all of its operations through subsidiaries, holders of debt securities and guarantees of DTE Energy will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and preferred shareholders, if any. Our subsidiaries, principally DTE Electric and DTE Gas, from time to time incur debt to finance their business activities. Substantially all of the physical properties of DTE Electric and DTE Gas are subject to the liens of their respective mortgage indentures as security for the payment of outstanding mortgage bonds.

Our assets consist primarily of investment in subsidiaries. Our ability to service indebtedness, including any debt securities and guarantees, depends on the earnings of our subsidiaries and the distribution or other payment from subsidiaries of earnings to us in the form of dividends, loans or advances, and repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the debt securities or to make payments to us in order for us to pay our obligations under the debt securities. In addition, existing and future contractual and other legal requirements may limit the ability of our subsidiaries to pay dividends to us.

Senior Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, DTE Energy’s obligation to pay the principal of, and any premium and interest on, the senior debt securities will be unsecured and will rank equally with all of our other unsecured unsubordinated indebtedness.

Subordinated Debt Securities

DTE Energy’s obligation to pay the principal of, and any premium and interest on, any series of subordinated debt securities will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined below) to the extent provided in the supplemental indenture relating to the series and the terms of those subordinated debt securities, as described below and in any applicable prospectus supplement, which may make deletions from, or modifications or additions to, the subordination terms described below.

Upon any payment or distribution of assets or securities of DTE Energy to creditors upon any liquidation, dissolution, winding-up, reorganization, or any bankruptcy, insolvency, receivership or similar proceedings in connection with any insolvency or bankruptcy proceeding of DTE Energy, the holders of Senior Indebtedness will first be entitled to receive payment in full of the Senior Indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution in respect of the subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other Indebtedness of DTE Energy being subordinated to the payment of subordinated debt securities of such series, which may be payable or deliverable in respect of the subordinated debt securities of such series upon any such dissolution, winding-up, liquidation or reorganization or in any such bankruptcy, insolvency, receivership or other proceeding.

By reason of such subordination, in the event of liquidation or insolvency of DTE Energy, holders of Senior Indebtedness with respect to the subordinated debt securities of any series and holders of other obligations of DTE Energy that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities of such series.

Subject to the payment in full of all Senior Indebtedness with respect to the subordinated debt securities of any series, the rights of the holders of the subordinated debt securities of such series will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of DTE Energy applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the subordinated debt securities of such series have been paid in full.

No payments on account of principal or any premium or interest in respect of the subordinated debt securities may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of its maturity, or if any judicial proceeding is pending with respect to any default.

“Indebtedness” means:

•	indebtedness for borrowed money;

•	obligations for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of business);

•	obligations evidenced by notes, bonds, debentures or other similar instruments;

•	obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property;

•	obligations as lessee under leases that have been or should be, in accordance with accounting principles generally accepted in the United States, recorded as capital leases;

•	obligations, contingent or otherwise, in respect of acceptances, letters of credit or similar extensions of credit;

•	obligations in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	guarantees of Indebtedness of others, directly or indirectly, or Indebtedness in effect guaranteed directly or indirectly through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor or (4) otherwise to assure a creditor against loss; and

•	Indebtedness described above secured by any Lien (as defined below) on property.

“Senior Indebtedness,” for purposes of subordinated debt securities of each series, means all Indebtedness, whether outstanding on the date of issuance of subordinated debt securities of the applicable series or thereafter created, assumed or incurred, except Indebtedness ranking equally with the subordinated debt securities or Indebtedness ranking junior to the subordinated debt securities. Senior Indebtedness does not include obligations to trade creditors or indebtedness of DTE Energy to its subsidiaries. Senior Indebtedness with respect to the subordinated debt securities of any particular series will continue to be Senior Indebtedness with respect to the subordinated debt securities of such series and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

“Indebtedness ranking equally with the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities or thereafter created, assumed or incurred, to the extent the Indebtedness specifically by its terms ranks equally with and not prior to the subordinated debt securities in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking equally with the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking equally with the subordinated debt securities.

“Indebtedness ranking junior to the subordinated debt securities,” for purposes of subordinated debt securities of the applicable series, means any Indebtedness, whether outstanding on the date of issuance of the subordinated debt securities of the applicable series or thereafter created, assumed or incurred, to the extent the Indebtedness by its terms ranks junior to and not equally with or prior to:

•	the subordinated debt securities, and

•	any other Indebtedness ranking equally with the subordinated debt securities,

in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of DTE Energy. The securing of any Indebtedness otherwise constituting Indebtedness ranking junior to the subordinated debt securities will not prevent the Indebtedness from constituting Indebtedness ranking junior to the subordinated debt securities.

Covenants

The indenture contains covenants for the benefit of holders of debt securities of each series. The following covenant will apply to a series of debt securities only to the extent specified in the applicable prospectus supplement.

Limitation on Secured Debt

If this covenant is made applicable to the debt securities of any particular series, we have agreed that we will not create, issue, incur or assume any Secured Debt (as defined below) without the consent of the holders of a majority in principal amount of the outstanding debt securities of all series with respect to which this covenant is made, considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if we either:

•	secure all debt securities then outstanding with respect to which this covenant is made equally and ratably with the Secured Debt; or

•	deliver to the trustee bonds, notes or other evidences of indebtedness secured by the Lien (as defined below) which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the debt securities then outstanding with respect to which this covenant is made and meeting certain other requirements in the indenture.

“Debt” means:

•	indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

•	any guaranty by DTE Energy of any such indebtedness of another person.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Secured Debt” means Debt created, issued, incurred or assumed by DTE Energy that is secured by a Lien upon any shares of stock of any Significant Subsidiary, as defined in Regulation S-X of the rules and regulations under the Securities Act, whether owned at the date of the initial authentication and delivery of the debt securities of any series or thereafter acquired.

Consolidation, Merger and Sale of Assets

DTE Energy may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to, any person or permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as:

•	if DTE Energy merges into or consolidates with, or transfers its properties and assets as an entirety (or substantially as an entirety) to any person, such person is a corporation, partnership or trust, organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	any successor person (if not DTE Energy) assumes by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all the debt securities issued thereunder, and the performance of our obligations under the indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities;

•	no event of default under the indenture has occurred and is continuing after giving effect to the transaction;

•	no event which, after notice or lapse of time or both, would become an event of default under the indenture has occurred and is continuing after giving effect to the transaction; and

•	certain other conditions are met.

Upon any merger or consolidation described above or conveyance or transfer of the properties and assets of DTE Energy as or substantially as an entirety as described above, the successor person will succeed to DTE Energy’s obligations under the indenture and, except in the case of a lease, the predecessor person will be relieved of such obligations.

The indenture does not prevent or restrict any conveyance or other transfer, or lease, of any part of the properties of DTE Energy which does not constitute the entirety, or substantially the entirety, thereof.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be any of the following events:

(1) failure to pay interest on the debt securities of that series, or any additional amounts payable with respect thereto, for 30 days after payment is due;

(2) failure to pay principal or any premium on the debt securities of that series, or any additional amounts payable with respect thereto, when due;

(3) failure to pay any sinking fund installment or analogous payment when due;

(4) failure to perform, or breach of, any other covenant or warranty or obligation of DTE Energy in the indenture for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the registered owners of at least 25% in principal amount of the debt securities of that series;

(5) default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by DTE Energy (including a default with respect to any other series of debt securities issued under the indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by DTE Energy (or the payment of which is guaranteed by DTE Energy), whether such indebtedness or guarantee exists on the date of the indenture or is issued or entered into following the date of the indenture, if:

•	either:

•	such default results from failure to pay any such indebtedness when due and such defaulted payment has not been made, waived or extended within 30 days of such payment default; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity and such indebtedness shall not have been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and

•	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates to at least $40 million;

(6) certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to DTE Energy; or

(7) any other event of default provided with respect to debt securities of that series.

If an event of default with respect to the debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul the acceleration. If an event of default occurs pertaining to certain events of bankruptcy, insolvency or reorganization specified in the indenture as described in paragraph (6) above, the principal amount and accrued and unpaid interest and any additional amounts payable in respect of the debt securities of that series, or a lesser amount as provided for in the debt securities of that series, will be immediately due and payable without any declaration or other act by the trustee or any holder.

The indenture provides that within 90 days after the occurrence of any default under the indenture with respect to the debt securities of any series, the trustee must transmit to the holders of the debt securities of such series, in the manner set forth in the indenture, notice of the default known to the trustee, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of (or premium, if any) or interest or any additional amounts or in the payment of any sinking fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series. In addition, in the case of any event of default described in paragraph (4) above, no such notice to holders will be given until at least 30 days after the occurrence of the event of default.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings.

The indenture further provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless that requesting holder has offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

The indenture provides that no holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•	the holders of 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event that after notice or lapse of time or both would constitute an event of default.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

Exchange, Registration and Transfer

Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

Holders may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

•	the day of the mailing of the relevant notice of redemption if the debt securities are issuable only as registered securities; or

•	the day of the first publication of the notice of redemption if the debt securities are issuable as bearer securities, or, if the debt securities are also issuable as registered securities and there is no publication, the mailing of the notice of redemption;

•	register the transfer of or exchange any registered security, or portion thereof, selected for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security so selected for redemption, except to exchange such bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. If, however, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

Unless we specify otherwise in the applicable prospectus supplement, the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, will be designated:

•	as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

•	as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

•	a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

•	a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

However, if the debt securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, and if the stock exchange requires it, we will maintain a paying agent in London or Luxembourg or any other required city located outside the United States for those debt securities.

All monies we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon may look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depository to a nominee of the depository;

•	by any nominee to the depository itself or another nominee; or

•	by the depository or any nominee to a successor depository or any nominee of the successor.

To the extent not described below and under the heading “Book-Entry Securities,” we will describe the terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

As long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided under “Book-Entry Securities” or in any applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form;

•	will not be considered the owners or holders under the indenture relating to those debt securities; and

•	will not be able to transfer or exchange the global debt securities, except in the limited circumstances as described in this prospectus or any supplement.

The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the owner’s ability to transfer beneficial interests in a global security.

Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial interests of the global security.

For a description of the depository arrangements for global securities held by The Depository Trust Company, see “Book-Entry Securities.”

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

•	have become due and payable;

•	will become due and payable within one year; or

•	are scheduled for redemption within one year.

To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount of funds in U.S. dollars or in the foreign currency in which those debt securities are payable. The deposited amount must be sufficient to pay the entire amount of principal of, and any premium, interest and additional amounts on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity or redemption date of the debt securities, as the case may be; provided, however, we have paid all other sums payable under the indenture with respect to the debt securities, and certain other conditions are met.

Unless we specify otherwise in the applicable prospectus supplement, we may elect:

•	to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as “defeasance”; or

•	with respect to any debt securities, to be released from certain covenant obligations as described in the related prospectus supplement, as may be provided for under Section 301 of the indenture, which we refer to as “covenant defeasance.”

In the case of defeasance we will still retain some obligations in respect of the debt securities, including our obligations:

•	to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

•	to register the transfer or exchange of the debt securities;

•	to replace temporary or mutilated, destroyed, lost or stolen debt securities; and

•	to maintain an office or agency with respect to the debt securities and to hold monies for payment in trust.

After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased shall not constitute a default or an event of default with respect to the debt securities.

To elect either defeasance or covenant defeasance we must deposit with the trustee, in trust, an amount, in U.S. dollars or in the foreign currency in which the relevant debt securities are payable at stated maturity, or in government obligations, as defined below, or both, applicable to such debt securities. The deposit will provide through the scheduled payment of principal and interest in accordance with their terms, money in an amount sufficient to pay the principal of and any premium and interest on (and, to the extent that (1) the debt securities of such series provide for the payment of additional amounts and (2) we may reasonably determine the amount of any such additional amounts at the time of deposit (in the exercise of our sole discretion), any such additional amounts with respect to) such debt securities, and any mandatory sinking fund or analogous payments thereon, on their scheduled due dates.

In addition, we can only elect defeasance or covenant defeasance if, among other things:

•	the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event that with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of the deposit of funds with the trustee and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit of funds with the trustee; and

•

we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

The indenture deems a foreign currency to be any currency, currency unit or composite currency including, without limitation, the euro, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

The indenture defines government obligations as securities that are not callable or redeemable at the option of the issuer or issuers and are:

•	direct obligations of the United States or the government or governments in the confederation that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments that issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

Government obligations also include a depositary receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depositary receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depositary receipt.

Unless otherwise specified in the applicable prospectus supplement, if, after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, either:

•	the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

•	a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, and additional amounts, if any, with respect to, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

•	in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

•	with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

The indenture defines a “conversion event” as the cessation of use of:

•	a foreign currency both by the government of the country or the confederation that issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; or

•	any currency unit or composite currency for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Modification and Waiver

DTE Energy and the trustee may generally modify certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification, except that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of, or any premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security issued under the indenture;

•	change the place of payment or the coin or currency in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required under the indenture in order to take certain actions;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture;

•	if the debt securities are convertible or exchangeable, modify the conversion or exchange provision in a manner adverse to holders of that debt security;

•	in the case of a subordinated debt security, modify any of the subordination provisions in a manner adverse to holders of that debt security;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, exchange or conversion, if applicable, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, if applicable, on or after the date for repayment; or

•	modify any of the above provisions or certain provisions regarding the waiver of past defaults or the waiver of certain covenants, with limited exceptions.

In addition, we and the trustee may, without the consent of any holders, modify provisions of the indenture for certain purposes, including, among other things:

•	evidencing the succession of another person to DTE Energy and the assumption by any such successor of the covenants of DTE Energy in the indenture and in the debt securities;

•	adding to the covenants of DTE Energy for the benefit of the holders of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or surrendering any right or power herein conferred upon DTE Energy with respect to the debt securities;

•	adding any additional events of default with respect to the debt securities (and, if such event of default is applicable to less than all series of debt securities, specifying the series to which such event of default is applicable);

•	adding to or changing any provisions of the indenture to provide that bearer debt securities may be registrable, changing or eliminating any restrictions on the payment of principal of (or premium, if any) or interest on or any additional amounts with respect to bearer debt securities, permitting bearer debt securities to be issued in exchange for registered debt securities, permitting bearer debt securities to be issued in exchange for bearer debt securities of other authorized denominations or facilitating the issuance of debt securities in uncertificated form provided that any such action shall not adversely affect the interests of the holders of the debt securities in any material respect;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment of a successor trustee and adding to or changing any of the provisions of the indenture to facilitate the administration of the trusts;

•	curing any ambiguity, correcting or supplementing any provision in the indenture that may be defective or inconsistent with any other provision therein, or making or amending any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to maintain the qualification of the indenture under the Trust Indenture Act as the same may be amended from time to time;

•	adding to, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities, as therein set forth;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form;

•	securing the debt securities;

•	making provisions with respect to conversion or exchange rights of holders of securities of any series;

•	amending or supplementing any provision contained therein or in any supplemental indenture, provided that no such amendment or supplement will adversely affect the interests of the holders of any debt securities then outstanding in any material respect; or

•	modifying, deleting or adding to any of the provisions of the indenture other than as contemplated above.

The holders of at least 66 2/3% in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time with respect to the debt securities of one or more series by giving written notice thereof to us.

The trustee may also be removed with respect to the debt securities of any series by act of the holders of a majority in principal amount of the then outstanding debt securities of such series.

No resignation or removal of such trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the retiring trustee will be deemed to have resigned.

Governing Law

The indenture is governed by, and will be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., is the successor trustee under the indenture. In addition to acting as trustee under the indenture and in certain other capacities as described in this prospectus, the trustee and its affiliates may act as trustee under various other indentures, trusts and guarantees of DTE Energy and its affiliates and may act as a lender and provide other banking, trust and investment services for DTE Energy and its affiliates in the ordinary course of business.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of DTE Energy, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions with DTE Energy and its subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default under the indenture, or else resign.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts that obligate holders to purchase from us, and obligate us to sell to these holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either our debt securities or debt securities of third parties including, but not limited to, U.S. Treasury securities, that would secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units and will contain a discussion of the material federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement or other offering materials will not necessarily be complete, and reference will be made for additional information to the purchase contract agreement or unit purchase agreement, as applicable, that we will enter into at the time of issue, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

BOOK-ENTRY SECURITIES

Unless we otherwise specify in the applicable prospectus supplement, the securities, other than our common stock, will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

Portions of the following information concerning DTC and DTC’s book-entry only system have been obtained from sources, including DTC, that we believe to be reliable. We make no representation as to the accuracy of such information.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC’s records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments, distributions and dividend payments and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the trustee or agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name,” and will be the responsibility of such Participants and not of DTC, the trustee or agent for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest, distributions and dividend payments and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee or agent and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to the procedures of DTC. In that event, certificates representing the securities will be printed and delivered to DTC.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

PLAN OF DISTRIBUTION

DTE Energy may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

DTE Energy may designate one or more agents to sell the securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If DTE Energy uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. If DTE Energy uses a dealer in the sale, it will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from DTE Energy and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. DTE Energy may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. DTE Energy may elect to list any other class or series of securities on any exchange but is not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice DTE Energy cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the securities and certain other legal matters will be passed upon for DTE Energy by Patrick B. Carey, Associate General Counsel. Mr. Carey beneficially owns shares of DTE Energy common stock. Except as otherwise set forth in a prospectus supplement, certain legal matters relating to the securities will be passed upon for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

Pillsbury Winthrop Shaw Pittman LLP has represented, and may in the future continue to represent, us and certain of our affiliates in connection with certain spent nuclear fuel and other nuclear waste matters unrelated to the offering of securities described in this prospectus.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and copy charges.

We maintain a web site at http://www.dteenergy.com, that contains information about us. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2015 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2016 annual meeting of shareholders filed on March 10, 2016);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016;

•	Current Reports on Form 8-K filed February 2, March 2, May 10, May 27, July 26, and September 26, 2016; and

•	Description of DTE Energy common stock on Form 8-B, filed on January 2, 1996.

Each of these documents is available from the SEC’s web site and public reference rooms described above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, excluding the exhibits to those documents unless the exhibits are specifically incorporated by reference therein. You may make such a request by writing or telephoning DTE Energy Investor Relations at:

DTE Energy Company

Attention: Investor Relations, 819 WCB

One Energy Plaza

Detroit, Michigan 48226-1279

(313) 235-8030